                                Exhibit 99.1
                                For Information
                                   Brent A. Collins
                                   303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THIRD QUARTER OF 2010

•	Quarterly production of 298.4 MMCFE/d at high end of guidance of 277-299 MMCFE/d

•	Sequential equivalent daily production growth of 8%; daily oil production grows 12% from second quarter of 2010

•	Company reports net income of $15.5 million, or $0.24 per diluted share

•	Adjusted net income of $20.0 million, or $0.31 per diluted share

•	Costs within or below guidance for the quarter

DENVER, November 2, 2010 – SM Energy Company (NYSE: SM) today reports financial results from the third quarter of 2010.  In addition, a new presentation covering these results and updating the Company’s operating activities will be posted on its website at sm-energy.com.  This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on November 3, 2010.  Information for the earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “SM Energy has had another very solid quarter.  We performed very well against our guidance and continue to execute well on our business plan.  We look to have a strong finish to 2010 and position ourselves for even greater success in 2011.”

THIRD QUARTER 2010 RESULTS

SM Energy posted net income for the third quarter of 2010 of $15.5 million, or $0.24 per diluted share.  This compares to a net loss of ($4.4 million), or ($0.07) per diluted share, for the same period in 2009.  Adjusted net income for the quarter was $20.0 million, or $0.31 per diluted share, versus adjusted net income of $14.7 million, or $0.23 per diluted share, for the third quarter of 2009.  Adjusted net income excludes certain items that the Company believes affect the comparability of operating results.  Items excluded are generally one-time items or are items whose timing and/or amount cannot be reasonably estimated.  A summary of the adjustments made to arrive at adjusted net income is presented in the table below.

	For the Three Months Ended September 30,
	2010		2009
Weighted-average diluted share count (in millions)		64.8		62.5
	$ in millions	Per Diluted Share	$ in millions	Per Diluted Share
Reported net income (loss)	$15.5	$0.24	$(4.4)	$(0.07)
Adjustments net of tax:
Change in Net Profits Plan liability	$2.5	$0.04	$4.3	$0.07
Unrealized derivative loss	$3.6	$0.06	$2.6	$0.04
(Gain) loss on divestiture activity	$(2.6)	$(0.04)	$7.1	$0.11
Loss related to hurricanes	-	-	$0.7	$0.01

Adjusted net income (loss), before impairments	$19.0	$0.29	$10.3	$0.16

Non-cash impairments net of tax:
Impairment of proved properties	-	-	$0.1	$0.00
Abandonment and impairment of unproved properties	$1.1	$0.02	$3.0	$0.05
Impairment of materials inventory	-	-	$1.3	$0.02

Adjusted net income	$20.0	$0.31	$14.7	$0.23

NOTE: Totals may not add due to rounding

Operating cash flow increased to $130.1 million for the third quarter of 2010 from $99.9 million in the same period last year.  Net cash provided by operating activities also increased to $148.2 million for the third quarter of 2010 from $111.3 million in the same period in 2009.

Adjusted net income and operating cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

SM Energy reported quarterly production of 298.4 MMCFE/d, which was at the high end of the guidance range of 277 to 299 MMCFE/d.  Production came in at the high end of guidance primarily due to strong results in the Company’s Eagle Ford shale program.  Sequentially equivalent production grew 8% from 276.4 MMCFE/d in the second quarter of 2010 driven by a 12% increase in oil production.

Revenues and other income for the current quarter were $226.9 million compared to $185.8 million for the same period in 2009.  For the third quarter of 2010, the average equivalent price per MCFE, net of hedging, was $7.51 per MCFE, which is an increase of 9% from the $6.86 per MCFE realized in the comparable period in 2009.  Average realized prices, inclusive of hedging activities, were $5.81 per Mcf and $64.28 per barrel in the third quarter of 2010, which is an increase of 17% and 3%, respectively, from the same period a year ago.  SM Energy reports its gas volumes on a “wet gas” basis, meaning that revenue dollars associated with natural gas liquids (“NGLs”) are reported within the Company’s natural gas revenues.

Lease operating expense (“LOE”) of $1.06 per MCFE in the third quarter of 2010 was below the Company’s guidance of $1.20 to $1.25 per MCFE.  Lease operating expense for the quarter represents an 18% decrease from the $1.30 per MCFE in the comparable period last year.  Sequentially, LOE declined 8% or $0.09 per MCFE in the third quarter of 2010 from the preceding quarter.  A decline in workover activity in the Rocky Mountain region resulting from the divestiture of non-core assets early in the year was a driver for the decline in LOE.  LOE on a per MCFE basis is also being driven lower by higher production.

Transportation expense of $0.18 per MCFE in the third quarter of 2010 was below guidance of $0.21 to $0.23 per MCFE.  The reported per unit expense decreased from $0.20 per MCFE for the comparable period in 2009.  Sequentially, transportation expense was also down 10% from $0.20 per MCFE in the second quarter of 2010.

Production taxes on a per MCFE basis increased 15% from $0.34 to $0.39 between the third quarters of 2009 and 2010.  The increase is a function of commodity price realizations, which on a pre-hedge basis were higher in the third quarter of 2010 compared to the same period last year.  The Company’s realized production tax rate for the third quarter was 5.4%, which was below the provided guidance of 7% of pre-hedge oil and natural gas revenue.  The difference from guidance is related to severance tax holidays benefitting the Mid-Continent region in the third quarter of 2010.

Total general and administrative (“G&A”) expense for the third quarter of 2010 was $0.96 per MCFE, which was below the guidance range of $1.04 to $1.10 per MCFE provided by the Company.  Cash G&A expense was $0.61 per MCFE for the quarter, compared to a guidance range of $0.65 to $0.67 per MCFE.  Non-cash G&A for the third quarter was $0.21 per MCFE versus a guidance range of $0.20 to $0.22 per MCFE.  G&A related to cash payments from the Company’s legacy Net Profits Plan (“NPP”) program was $0.14 per MCFE in the quarter compared to a guidance range of $0.19 to $0.21 per MCFE.

Depletion and depreciation expense (“DD&A”) was $3.05 per MCFE in the third quarter of 2010, which was within the Company’s guidance range of $2.90 to $3.10 per MCFE.  Sequentially, DD&A decreased 4% from $3.17 per MCFE in the second quarter of 2010.  The Company’s DD&A rate is impacted by a number of factors, including divestitures and the accounting treatment of assets held for sale.

In the third quarter of 2010, SM Energy recognized a pre-tax non-cash expense of   $4.1 million as a result of an increase in the NPP liability.  The NPP liability is a significant management estimate that is highly sensitive to a number of assumptions including future commodity prices, production rates, and operating costs.  The last pool created under this legacy compensation plan was in 2007.

FINANCIAL POSITION AND LIQUIDITY

As of September 30, 2010, SM Energy had total long-term debt of $275.4 million.  The balance on the Company’s 3.50% Senior Convertible Notes was $273.4 million, net of debt discount, and the Company’s long-term credit facility had a balance of $2.0 million.  The Company’s debt-to-book capitalization ratio was 19% as of the end of the quarter.

The borrowing base for the long-term credit facility was re-determined by SM Energy’s bank group on September 21, 2010, and was increased from $900 million to $1.1 billion.  The Company has a commitment amount of $678 million from the Company’s bank group.  SM Energy is in compliance with all of the covenants associated with this facility.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss the third quarter results on November 3, 2010 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 800-573-4752 and the participant passcode is 96275028.  An audio replay of the call will be available approximately two hours after the call at 888-286-8010, with the passcode 89724964.  International participants can dial 617-224-4324 to take part in the conference call, using passcode 96275028 and can access a replay of the call at 617-801-6888, using passcode 89724964.  Replays can be accessed through November 17, 2010.

This call is being webcast live and can be accessed at SM Energy Company’s website at sm-energy.com.  An audio recording of the conference call will be available at that site through November 17, 2010.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” “look,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the risks associated with the Company’s hedging strategy, the uncertain nature of the expected benefits from the divestiture or joint ventures of oil and gas properties, the ability to close announced divestitures or joint venture of oil and gas properties, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2010

Guidance Comparison	For the Three Months
	Ended September 30, 2010
	Actual	Guidance Range

Oil and gas production (MMCFE per day)	298.4	277 - 299

Lease operating expense (per MCFE)	$1.06	$1.20 - $1.25
Transportation expense (per MCFE)	$0.18	$0.21 - $0.23
Production taxes, as a percentage of pre-hedge revenue	5.4%	7%

General and administrative - cash (per MCFE)	$0.61	$0.65 - $0.67
General and administrative - cash related to Net Profits Plan (per MCFE)	$0.14	$0.19 - $0.21
General and administrative - non-cash (per MCFE)	$0.21	$0.20 - $0.22
General and administrative - TOTAL (per MCFE)	$0.96	$1.04 - $1.10

Depreciation, depletion, and amortization (per MCFE)	$3.05	$2.90 - $3.10

Production Data	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2010	2009	Percent Change	2010	2009	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$68.56	$61.93	11%	$70.70	$49.82	42%
Gas (per Mcf)	4.93	3.37	46%	5.20	3.49	49%

Average realized sales price, net of hedging:
Oil (per Bbl)	$64.28	$62.65	3%	$65.46	$54.32	21%
Gas (per Mcf)	5.81	4.95	17%	6.07	5.44	12%

Production:
Oil (MMBbls)	1.6	1.5	4%	4.5	4.8	-6%
Gas (Bcf)	17.9	17.2	4%	51.2	54.1	-5%
BCFE (6:1)	27.5	26.4	4%	78.3	83.0	-6%

Daily production:
Oil (MBbls per day)	17.3	16.6	4%	16.6	17.6	-6%
Gas (MMcf per day)	194.8	187.1	4%	187.4	198.0	-5%
MMCFE per day (6:1)	298.4	286.7	4%	286.9	303.8	-6%

Margin analysis per MCFE:
Average realized sales price, before hedging	$7.19	$5.79	24%	$7.48	$5.16	45%

Average realized sales price, net of hedging	7.51	6.86	9%	7.75	6.70	16%
Lease operating expense	1.06	1.30	-18%	1.12	1.34	-16%
Transportation	0.18	0.20	-10%	0.18	0.19	-5%
Production taxes	0.39	0.34	15%	0.46	0.33	39%
General and administrative	0.96	0.79	22%	0.96	0.67	43%
Operating margin	$4.92	$4.23	16%	$5.03	$4.17	21%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$3.05	$2.54	20%	$3.08	$2.76	12%

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Operating revenues and other income:
Oil and gas production revenue	$197,354	$152,651	$586,128	$428,347
Realized oil and gas hedge gain	8,847	28,331	20,771	127,230
Gain (loss) on divestiture activity	4,184	(11,277)	132,183	(10,632)
Marketed gas system and other operating revenue	16,499	16,082	59,634	45,260
Total operating revenues and other income	226,884	185,787	798,716	590,205

Operating expenses:
Oil and gas production expense	44,606	48,634	138,114	153,928
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	83,800	66,958	241,335	229,061
Exploration	14,437	15,733	42,833	48,821
Impairment of proved properties	-	91	-	153,183
Abandonment and impairment of unproved properties	1,719	4,761	4,998	20,294
Impairment of materials inventory	-	2,114	-	13,449
General and administrative	26,219	20,790	75,103	55,349
Change in Net Profits Plan liability	4,086	6,804	(29,785)	(14,038)
Marketed gas system expense	14,697	14,360	52,550	41,352
Unrealized derivative (gain) loss	5,727	4,117	(4,095)	17,251
Other expense	541	968	2,071	12,424
Total operating expenses	195,832	185,330	523,124	731,074

Income (loss) from operations	31,052	457	275,592	(140,869)

Nonoperating income (expense):
Interest income	85	90	268	217
Interest expense	(6,339)	(7,565)	(19,469)	(21,324)

Income (loss) before income taxes	24,798	(7,018)	256,391	(161,976)
Income tax benefit (expense)	(9,346)	2,603	(96,693)	61,616

Net income (loss)	$15,452	$(4,415)	$159,698	$(100,360)

Basic weighted-average common shares outstanding	63,031	62,505	62,914	62,420

Diluted weighted-average common shares outstanding	64,794	62,505	64,599	62,420

Basic net income (loss) per common share	$0.25	$(0.07)	$2.54	$(1.61)

Diluted net income (loss) per common share	$0.24	$(0.07)	$2.47	$(1.61)

Consolidated Balance Sheets
(In thousands, except share amounts)	September 30,	December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$7,089	$10,649
Accounts receivable	121,010	116,136
Refundable income taxes	1,371	32,773
Prepaid expenses and other	12,847	14,259
Derivative asset	56,199	30,295
Deferred income taxes	-	4,934
Total current assets	198,516	209,046

Property and equipment (successful efforts method), at cost:
Land	1,483	1,371
Proved oil and gas properties	3,137,262	2,797,341
Less - accumulated depletion, depreciation, and amortization	(1,234,802)	(1,053,518)
Unproved oil and gas properties, net of impairment allowance
of $62,395 in 2010 and $66,570 in 2009	79,466	132,370
Wells in progress	129,102	65,771
Materials inventory, at lower of cost or market	27,810	24,467
Oil and gas properties held for sale less accumulated depletion,
depreciation, and amortization	114,863	145,392
Other property and equipment, net of accumulated depreciation
of $17,301 in 2010 and $14,550 in 2009	19,048	14,404
	2,274,232	2,127,598

Other noncurrent assets:
Derivative asset	29,444	8,251
Other noncurrent assets	16,805	16,041
Total other noncurrent assets	46,249	24,292

Total Assets	$2,518,997	$2,360,936

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$316,179	$236,242
Derivative liability	53,732	53,929
Deposit associated with oil and gas properties held for sale	-	6,500
Deferred income taxes	1,143	-
Total current liabilities	371,054	296,671

Noncurrent liabilities:
Long-term credit facility	2,000	188,000
Senior convertible notes, net of unamortized
discount of $14,096 in 2010, and $20,598 in 2009	273,404	266,902
Asset retirement obligation	64,286	60,289
Asset retirement obligation associated with oil and gas properties held for sale	3,076	18,126
Net Profits Plan liability	140,506	170,291
Deferred income taxes	422,021	308,189
Derivative liability	25,450	65,499
Other noncurrent liabilities	14,749	13,399
Total noncurrent liabilities	945,492	1,090,695

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 63,147,163 shares in 2010 and 62,899,122 shares in 2009;
outstanding, net of treasury shares: 63,044,978 shares in 2010
and 62,772,229 shares in 2009	631	629
Additional paid-in capital	183,203	160,516
Treasury stock, at cost: 102,635 shares in 2010 and 126,893 shares in 2009	(456)	(1,204)
Retained earnings	1,004,984	851,583
Accumulated other comprehensive income (loss)	14,089	(37,954)
Total stockholders' equity	1,202,451	973,570
Total Liabilities and Stockholders' Equity	$2,518,997	$2,360,936

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:

Net income (loss)	$15,452	$(4,415)	$159,698	$(100,360)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
(Gain) loss on divestiture activity	(4,184)	11,277	(132,183)	10,632
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	83,800	66,958	241,335	229,061
Exploratory dry hole expense	(38)	182	289	4,849
Impairment of proved properties	-	91	-	153,183
Abandonment and impairment of unproved properties	1,719	4,761	4,998	20,294
Impairment of materials inventory	-	2,114	-	13,449
Stock-based compensation expense*	7,989	5,469	19,853	12,978
Change in Net Profits Plan liability	4,086	6,804	(29,785)	(14,038)
Unrealized derivative (gain) loss	5,727	4,117	(4,095)	17,251
Loss related to hurricanes	-	1,153	-	8,273
Amortization of debt discount and deferred financing costs	3,365	3,219	10,022	8,922
Deferred income taxes	6,875	(5,934)	85,695	(69,082)
Plugging and abandonment	(884)	(9,755)	(7,106)	(12,110)
Other	(6,022)	(187)	(3,085)	1,432
Changes in current assets and liabilities:
Accounts receivable	(12,565)	9,695	(4,937)	58,844
Refundable income taxes	21,844	(2,821)	31,402	10,340
Prepaid expenses and other	660	(1,569)	512	(8,660)
Accounts payable and accrued expenses	20,824	20,132	47,123	7,794
Excess income tax benefit from the exercise of stock options	(438)	-	(1,376)	-
Net cash provided by operating activities	148,210	111,291	418,360	353,052

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	11,503	56	259,501	1,137
Proceeds from insurance settlement	-	15,336	-	15,336
Capital expenditures	(184,057)	(76,640)	(488,684)	(292,466)
Acquisition of oil and gas properties	(685)	(14)	(685)	(58)
Deposits to restricted cash	19,595	-	-	-
Receipts from restricted cash	-	-	-	14,398
Receipts from short-term investments	-	-	-	1,002
Other	-	-	(6,492)	-
Net cash used in investing activities	(153,644)	(61,262)	(236,360)	(260,651)

Cash flows from financing activities:
Proceeds from credit facility	111,000	132,500	315,059	1,898,500
Repayment of credit facility	(109,000)	(172,500)	(501,059)	(1,963,500)
Debt issuance costs related to credit facility	-	(14)	-	(11,074)
Proceeds from sale of common stock	200	113	3,116	1,179
Dividends paid	-	-	(3,144)	(3,120)
Excess income tax benefit from the exercise of stock options	438	-	1,376	-
Other	(364)	-	(908)	-
Net cash provided by (used in) financing activities	2,274	(39,901)	(185,560)	(78,015)

Net change in cash and cash equivalents	(3,160)	10,128	(3,560)	14,386
Cash and cash equivalents at beginning of period	10,249	10,389	10,649	6,131
Cash and cash equivalents at end of period	$7,089	$20,517	$7,089	$20,517

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three months ended September 30, 2010, and 2009, approximately $2.3 million and $1.5 million, respectively of stock-based compensation expense was included in exploration expense. For the three months ended September 30, 2010, and 2009, approximately $5.7 million and $4.0 million, respectively of stock-based compensation expense was included in general and administrative expense. For the nine months ended September, 30, 2010, and 2009, approximately $5.7 million and $4.4 million, respectively of stock-based compensation expense was included in exploration expense. For the nine months ended September, 30, 2010 and 2009, approximately $14.1 million and $8.6 million, respectively of stock-based compensation expense was included in general and administrative expense.

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (loss) (GAAP)	For the Three Months		For the Nine Months
to Adjusted net income (Non-GAAP):	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Reported net income (loss) (GAAP)	$15,452	$(4,415)	$159,698	$(100,360)

Adjustments net of tax: (1)
Change in Net Profits Plan liability	2,546	4,281	(18,552)	(8,699)
Unrealized derivative (gain) loss	3,569	2,590	(2,551)	10,689
(Gain) loss on divestiture activity	(2,607)	7,094	(82,333)	6,588
Loss related to hurricanes (2)	-	725	-	5,126

Adjusted net income (loss), before impairment adjustments	18,960	10,275	56,262	(86,656)

Non-cash impairments net of tax: (1)
Impairment of proved properties	-	57	-	94,912
Abandonment and impairment of unproved properties	1,071	2,995	3,113	12,574
Impairment of materials inventory	-	1,330	-	8,333
Adjusted net income, non-recurring items
& non-cash impairments (Non-GAAP) (3)	$20,031	$14,657	$59,375	$29,163

Adjusted net income per share (Non-GAAP)
Basic	$0.32	$0.23	$0.94	$0.47
Diluted	$0.31	$0.23	$0.92	$0.47

Average number of shares outstanding
Basic	63,031	62,505	62,914	62,420
Diluted	64,794	62,505	64,599	62,420

(1) Adjustments are shown net of tax using the effective income tax rate; calculated by dividing the income tax benefit (expense) by income (loss) before income taxes as stated on the consolidated statement of operations. Effective income tax rates for the three months ended September 30, 2010 and 2009, were 37.7% and 37.1% respectively. Effective income tax rates for the nine months ended
September 30, 2010 and 2009, were 37.7% and 38.0% respectively.

(2) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are one-time items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, impairment of materials inventory, (gain) loss on divestiture activity, and loss related to hurricanes. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Operating Cash Flow
(In thousands)

Reconciliation of net cash provided by operating activities	For the Three Months		For the Nine Months
(GAAP) to Operating cash flow (Non-GAAP):	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Net cash provided by operating activities (GAAP)	$148,210	$111,291	$418,360	$353,052

Changes in current assets and liabilities	$(30,325)	$(25,437)	$(72,724)	$(68,318)

Exploration	$14,437	$15,733	42,833	48,821
Less: Exploratory dry hole expense	$38	$(182)	(289)	(4,849)
Less: Stock-based compensation expense included in exploration	$(2,286)	$(1,533)	(5,724)	(4,397)

Operating cash flow (Non-GAAP) (4)	$130,074	$99,872	$382,456	$324,309

(4) Beginning in the third quarter of 2009 the Company changed its definition of operating cash flow. Prior periods have been conformed to the current definition and the change in the definition did not result in a material variance to results under the prior definiton. Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of SM Energy's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since operating cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.